Exhibit (h)(3)

AMENDMENT AGREEMENT #1 to FUND SERVlCES AGREEMENT

AMENDMENT AGREEMENT #1 (the “Amendment”) dated as of January 19, 2007 between PROSHARES TRUST (“ProShares”) and J.P. MORGAN INVESTOR SERVICES CO. (“J.P. Morgan”).

WITNESSETH

WHEREAS, ProShares and J.P. Morgan have entered into a Fund Services Agreement dated as of June 16, 2006 (the “Agreement”), and

WHEREAS, ProShares and J.P. Morgan wish to amend the Agreement and to have the Agreement, as amended herein, govern the rights and obligations of ProShares and J.P. Morgan,

NOW, THEREFORE, in consideration of the mutual agreements herein contained, ProShares and J.P. Morgan hereby acknowledge and agree as follows:

1. Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendments.

(a) Schedule A of the Agreement is hereby amended by replacing it in its entirety with Schedule A annexed hereto.

(b) Schedule B of the Agreement is hereby amended by replacing it in its entirety with Schedule B annexed hereto.

(c) Section 18 shall be added as follows:

The Trust may delist any Fund at any time as determined in its sole discretion. In such event, a Fund which is delisted shall no longer be considered in the calculation of any fees set forth on Schedule B subsequent to the date of delisting.”

3. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4. Each of the parties hereby represents and warrants that:

(a) the representations and warranties contained in the Agreement are true on and as of the date hereof as if made by the party on and as of said date, and

(b) the execution, delivery and performance of this Amendment are within the party’s corporate power and have been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6. This Amendment shall be construed in accordance with and be governed by the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

PROSHARES TRUST

/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President

J.P. MORGAN INVESTOR SERVICES CO.

/s/ Russell E. Warren
Name:	Russell E. Warren
Title:	SVP

FUND SERVICES AGREEMENT

SCHEDULE A*

Short S&P 500 ProShares

Short QQQ ProShares

Short Dow 30 ProShares

Short MidCap ProShares

UltraShort S&P 500 ProShares

UltraShort QQQ ProShares

UltraShort Dow 30 ProShares

UltraShort MidCap ProShares

Ultra S&P 500 ProShares

Ultra QQQ ProShares

Ultra Dow 30 ProShares

Ultra MidCap ProShares

Ultra Smallcap600 ProShares

Ultra Russel12000 ProShares

Short SmallCap600 ProShares

Short Russel12000 ProShares

UltraShort SmallCap600 ProShares

UltraShort Russel12000 ProShares

Ultra Basic Materials ProShares

Ultra Consumer Goods ProShares

Ultra Consumer Services ProShares

Ultra Financials ProShares

Ultra Health Care ProShares

Ultra Industrials ProShares

Ultra Oil & Gas ProShares

Ultra Real Estate ProShares

Ultra Semiconductors ProShares

Ultra Technology ProShares

Ultra Utilities ProShares

UltraShort Basic Materials ProShares

UltraShort Consumer Goods ProShares

UltraShort Consumer Services ProShares

UltraShort Financials ProShares

UltraShort Health Care ProShares

UltraShort Industrials ProShares

UltraShort Oil & Gas ProShares

UltraShort Real Estate ProShares

UltraShort Semiconductors ProShares

UltraShort Technology ProShares

UltraShort Utilities ProShares

FUND SERVICE AGREEMENT

SCHEDULE B

FEES AND EXPENSES Fund Accounting, Fund Administration and Standard Fund

Regulatory Services

FEES AND EXPENSES

Fund Accounting, Fund Administration and Standard Fund Regulatory Services

The per annum fees set forth on this Schedule B include the (1) per fund charges for Ultra funds (2) per fund charges for Short and UltraShort funds, and (3) out-of-pocket expenses described in Section 5, which will be valid for the services described in this Agreement, and will not be subject to change for a period of three (3) years following the effective date of this Agreement, or the commencement of operations, whichever is later.

(1) Ultra Fund Charge (calculated monthly based on average daily net assets)

Fee Schedule
$0 to $50 million	20 bp
$50 million to $100 million	5 bp
$100 million to $250 million	3 bp
$250 million to $500 million	2 bp
$500 million to $1 billion	1 bp
over $1 billion	.25 bp
Minimum fee	$100,000

J.P. Morgan will waive the minimum for the first 12 months for each fund

(2) Short and Ultra Short Funds Charge (calculated monthly based on average daily net assets)

Fee Schedule
$0 to $50 million	16 bp
$50 million to $100 million	3 bp
$100 million to $250 million	2.5 bp
$250 million to $500 million	2 bp
$500 million to $1 billion	1 bp
over $1 billion	.25 bp
Minimum fee	$80,000

J.P. Morgan will waive the minimum for the first 12 months for each fund.

(3) Out-of-Pocket Expenses

The Trust will reimburse J.P. Morgan for Fund expenses incurred by J.P. Morgan on behalf of the ‘Trust, including those set forth in Section 5 of this Agreement, provided that such expenses are without markup, customary and commercially reasonable. With respect to the foregoing, J.P. Morgan shall provide, upon request by the Trust, invoices and other reasonable items requested by the Trust in order to verify such expenses.

(4) Miscellaneous

J.P. Morgan will provide the Trust with tax equalization services at no additional charge. J.P. Morgan will also provide the Trust with monthly and ad hoc wash sale reporting at no additional charge.